Exhibit (i)

SEWARD & KISSEL LLP

901 K Street, N.W.

Suite 800

Washington, DC 20001

Telephone: (202) 737-8833

Facsimile: (202) 737-5184

www.sewkis.com

August 28, 2020

AB Fixed-Income Shares, Inc.

1345 Avenue of the Americas

New York, New York 10105

Dear Ladies and Gentlemen:

We have acted as counsel for AB Fixed-Income Shares, Inc., a Maryland corporation (the “Company”), in connection with the registration of an indefinite number of shares of Class A Common Stock, Class C Common Stock, Advisor Class Common Stock, Class K Common Stock, Class I Common Stock, Class 1 Common Stock, Class AB Common Stock, Institutional Class Common Stock, Premium Class Common Stock, Select Class Common Stock, and Investor Class Common Stock (each a “Class” and collectively, the “Shares”) of the Company’s AB Government Money Market Portfolio (the “Portfolio”), par value $.0005 per share. The Company is registered under the Investment Company Act of 1940, as amended, as an open-end management investment company.

As counsel for the Company, we have participated in the preparation of the Post-Effective Amendment to the Company’s Registration Statement on Form N-1A relating to the Portfolio to be filed with the Securities and Exchange Commission (the “Commission”) to become effective on August 31, 2020 pursuant to paragraph (b) of Rule 485 under the Securities Act of 1933, as amended (as so amended, the “Registration Statement”) in which this letter is included as exhibit (i). We have examined the Charter and By-Laws of the Company and applicable amendments and supplements thereto and have relied upon such corporate records of the Company and such other documents and certificates as to factual matters as we have deemed to be necessary to render the opinion expressed herein.

Based on such examination, we are of the opinion that the Shares to be offered for sale pursuant to the Registration Statement are, to the extent of the number of Shares of the Portfolio authorized to be issued by the Company in its Charter, duly authorized and, when sold, issued and paid for as contemplated by the Registration Statement, will have been validly issued and will be fully paid and nonassessable shares under the laws of the State of Maryland.

AB Fixed-Income Shares, Inc.

August 28, 2020

We do not express an opinion with respect to any laws other than the laws of Maryland applicable to the due authorization, valid issuance and nonassessability of shares of common stock of corporations formed pursuant to the provisions of the Maryland General Corporation Law. Accordingly, our opinion does not extend to, among other laws, the federal securities laws or the securities or “blue sky” laws of Maryland or any other jurisdiction. Additionally, we do not express any opinion with respect to any laws, rules, regulations or orders concerning emergencies declared by any governmental authority or the effect thereof on the opinions expressed herein. Members of this firm are admitted to the bar in the State of New York and the District of Columbia.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the reference to our firm in the Statement of Additional Information included therein.

Very truly yours,

/s/ Seward & Kissel LLP